PRESS RELEASE	Exhibit 99.1

DENVER, Colo., April 6, 2022 — Advanced Energy (Nasdaq: AEIS) – a global leader in highly engineered, precision power conversion, measurement and control solutions – today announced that Elizabeth K. Vonne has been appointed executive vice president, general counsel and corporate secretary, reporting to Steve Kelley, president and chief executive officer.

“I am delighted to welcome Elizabeth to the executive management team,” said Steve Kelley. “Her deep legal knowledge, international experience and technology industry expertise are a great fit for Advanced Energy.”

Elizabeth has more than 20 years’ experience in the legal field. She joins AE from Mesa Laboratories, Inc., a multinational manufacturer of critical quality control solutions and life science tools, where she served as vice president, legal, general counsel and secretary. Prior to this, Elizabeth was a partner at Davis, Graham & Stubbs LLP – a leading law firm that focuses on corporate transactions, complex litigation, and regulatory compliance. Previously, she was an associate attorney with Clearly Gottlieb Steen & Hamilton LLP in New York City.

Elizabeth earned her Juris Doctor from Columbia Law School, attained a Bachelor of Arts from Amherst College, and studied law at The University of Tokyo. Elizabeth’s official start date with Advanced Energy is Friday, April 15, 2022.

“I am excited to join Advanced Energy, a leader in the power electronics industry,” said Elizabeth. “I look forward to working with the leadership team to accelerate the company’s growth plans and technology investments.”

Elizabeth will replace Tom McGimpsey, executive vice president, general counsel, and corporate secretary, who is retiring from the company, effective April 15, 2022.

“The company and its board of directors sincerely thank Tom for his more than 13 years of dedicated and committed service to AE and wish him well in his retirement,” said Steve Kelley.

About Advanced Energy

Advanced Energy (Nasdaq: AEIS) is a global leader in the design and manufacturing of highly engineered, precision power conversion, measurement and control solutions for mission-critical applications and processes. AE’s power solutions enable customer innovation in complex applications for a wide range of industries including semiconductor equipment, industrial, manufacturing, telecommunications, data center computing and healthcare. With engineering know-how and responsive service and support around the globe, the company builds collaborative partnerships to meet technology advances, propel growth for its customers and innovate the future of power. Advanced Energy has devoted four decades to perfecting power for its global customers and is headquartered in Denver, Colorado, USA.
For more information, visit www.advancedenergy.com.

Advanced Energy | Precision. Power. Performance.

For more information, contact:

Edwin Mok

Advanced Energy Industries, Inc.

(970) 407-6555

ir@aei.com